EXHIBIT 99.1

For Immediate Release

The J. M. Smucker Company Acquires Minority Interest in China-Based Company

ORRVILLE, Ohio, March 26, 2012 --The J. M. Smucker Company (NYSE: SJM) today announced that it has acquired a non-controlling minority interest in Guilin Seamild Biologic Technology Development Co., Ltd. (“Seamild”), a privately owned manufacturer and marketer of oats products headquartered in Guilin in the Guangxi province of China, for approximately $35 million.

Seamild’s product portfolio, primarily consisting of oatmeal sold under the leading Seamild® brand, is distributed in retail channels throughout China. Seamild operates two manufacturing facilities, both located in southern China. A third facility, currently under construction in northern China, is expected to begin production in late summer 2012. The transaction is not expected to have a material impact on Smucker’s earnings in fiscal 2012 or on a full year basis. Smucker will account for this investment under the equity method of accounting.

"Consistent with our goal of maintaining a global perspective, we are excited to enter the growing Chinese market through this partnership with Seamild,” said Richard Smucker, Chief Executive Officer. “Seamild is a family-run business with a strong culture, similar to Smucker in many respects, and is an established leader in the rapidly growing oats category in China. The solid relationship our team has built with the Xie family has provided both parties with the confidence and enthusiasm to enter into this joint venture. This transaction represents an exciting first step as we look to develop a meaningful presence in China over time.”

“Through this transaction with Seamild, we are pleased to have the opportunity to align ourselves with a well-respected company and brand in China,” added Steve Oakland, President, International, Foodservice and Natural Foods. “Seamild’s portfolio of quality, trusted products aligns with Smucker’s strategy of owning and marketing leading food brands. Seamild’s strong focus on brand building and meeting the evolving needs of consumers complements our approach to growing brands. We look forward to the opportunity to leverage our respective strengths through this relationship.”

About The J. M. Smucker Company

For more than 110 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin’ Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café PilonTM, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit www.smuckers.com.

The J. M. Smucker Company is the owner of all trademarks, except for the following which are used under license: Pillsbury®, the Barrelhead logo and the Doughboy character are trademarks of The Pillsbury Company, LLC; Carnation® is a trademark of Société des Produits Nestlé S.A.; Dunkin' Donuts® is a registered trademark of DD IP Holder, LLC; and Douwe Egberts® and Pickwick® are registered trademarks of Sara Lee/DE B.V. Borden® and Elsie are trademarks used under license.

The J. M. Smucker Company Forward-Looking Language

This press release contains forward-looking statements, such as projected operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

•	volatility of commodity markets from which raw materials, particularly green coffee beans, wheat, soybean oil, milk, peanuts, and sugar, are procured and the related impact on costs;
•	risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company’s liquidity;

•	crude oil price trends and their impact on transportation, energy, and packaging costs;
•	the ability to successfully implement and realize the full benefit of price changes that are intended to fully recover cost and the competitive, retailer, and consumer response;
•	the success and cost of introducing new products and the competitive response;
•	the success and cost of marketing and sales programs and strategies intended to promote growth in the Company’s businesses;
•	general competitive activity in the market, including competitors’ pricing practices and promotional spending levels;
•	the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost effective manner;
•	the impact of food security concerns involving either the Company or its competitors’ products;
•	the impact of accidents and natural disasters, including crop failures and storm damage;
•	the concentration of certain of the Company’s businesses with key customers and suppliers and the ability to manage and maintain key relationships;
•	the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
•	impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
•	the impact of new or changes to existing governmental laws and regulations and their application;
•	the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company’s tax positions;
•	foreign currency and interest rate fluctuations;
•	political or economic disruption;
•	other factors affecting share prices and capital markets generally; and
•	risks related to other factors described under “Risk Factors” in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:

The J. M. Smucker Company

(330) 682-3000

Investors:

Sonal Robinson

Vice President, Investor Relations

Media:

Maribeth Badertscher

Vice President, Corporate Communications

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